Exhibit 99.1

Statement from Nordstrom

It is with deep sadness that we announce the unexpected passing of Blake Nordstrom. Blake died in Seattle early this morning, January 2, 2019, at the age of 58. Executive leadership of Nordstrom will continue under co-presidents Pete and Erik Nordstrom. We appreciate your respect for the privacy of the family during this difficult time.

“My heart goes out to the Nordstrom family and everyone at the company during this difficult time. Everyone who worked with Blake knew of his passion and deep commitment to employees, customers and the communities we serve. We are fortunate to have continued leadership from co-presidents Pete and Erik Nordstrom,” said Nordstrom chairman of the board Brad Smith.

# # #